Exhibit 99.3

Aleris Signs Definitive Agreement to Acquire Downstream Aluminum Business of Corus Group Plc

BEACHWOOD, Ohio, May 24 /PRNewswire-FirstCall/ -- Aleris International, Inc. (NYSE: ARS) today announced that it has entered into a definitive share purchase agreement to acquire the $1.8 billion revenue downstream aluminum business of Corus Group plc. The Company had previously announced in March that it had signed a non-binding letter of intent concerning this transaction.

The transaction will include Corus's aluminum rolling and extrusion businesses but will not include Corus's primary aluminum smelters. Aggregate net cash consideration for the acquisition will be approximately 700 million euro, excluding the assumption of approximately 28 million euro of debt as well as certain other liabilities. The acquisition remains subject to certain regulatory approvals, with the closing envisaged in the third quarter of 2006.

Following completion of the proposed transaction, the combined company will have a total of approximately 8,800 employees and will operate 51 manufacturing locations in North America, South America, Europe and Asia.

About Aleris

Aleris International, Inc. is a major North American manufacturer of rolled aluminum products and is a global leader in aluminum recycling and the production of specification alloys. We are also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 40 production facilities in the United States, Brazil, Germany, Mexico and Wales, and employs approximately 4,200 employees. For more information about Aleris, please visit our Web site at http://www.aleris.com .

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as "believe," "expect," "anticipate," "intend," "estimate," "should" and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris's recent acquisitions; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from industry consolidation and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris's levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe, the financial condition of Aleris's customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company's various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company's shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company's major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, particularly the sections entitled "Risk Factors" contained therein.

SOURCE Aleris International, Inc.

CONTACT: Michael D. Friday of Aleris International, Inc., +1-216-910-3503